Exhibit 99.1
FOR IMMEDIATE RELEASE
CASELLA WASTE SYSTEMS, INC. ANNOUNCES THIRD QUARTER RESULTS; AND RAISES FISCAL YEAR 2020 GUIDANCE
–Financial results exceeded expectations, with strong operating execution, real-time cost controls and disciplined cash flow management.
RUTLAND, VERMONT (October 29, 2020) — Casella Waste Systems, Inc. (NASDAQ: CWST), a regional solid waste, recycling and resource management services company, today reported its financial results for the three and nine month period ended September 30, 2020.
Highlights for the Quarter and Year-To-Date Ended September 30, 2020:
•Revenues were $202.7 million for the quarter, up $4.1 million, or up 2.1%, from the same period in 2019.
•Overall solid waste pricing for the quarter was up 4.0%, with collection pricing up 3.7%, and landfill pricing up 6.9%, from the same period in 2019.
•Net income was $15.1 million for the quarter, up $2.7 million, or up 22.0%, from the same period in 2019.
•Adjusted EBITDA, a non-GAAP measure, was $51.3 million for the quarter, up $2.8 million, or up 5.9%, from the same period in 2019.
•Net cash provided by operating activities was $111.9 million for the year-to-date period, up $40.4 million, or up 56.5% from the same period in 2019.
•Adjusted Free Cash Flow, a non-GAAP measure, was $60.0 million for the year-to-date period, up $35.9 million from the same period in 2019.
•The Company raises its revenue, net income, Adjusted EBITDA, net cash provided by operating activities, and Adjusted Free Cash Flow guidance ranges, for the fiscal year ending December 31, 2020 (“fiscal year 2020”). The Adjusted Free Cash Flow range is raised to the original level set in February for fiscal year 2020 despite the headwinds associated with the COVID-19 pandemic.
“I remain extremely proud of our 2,500 dedicated employees, especially our frontline team members who have worked hard during this challenging time to effectively service our customers while maintaining our high safety and environmental standards,” said John W. Casella, Chairman and CEO of Casella Waste Systems, Inc. “As an essential services provider, we have continued to operate effectively through this period and our number one priority has been, and will continue to be, keeping our people and the communities where we operate safe and healthy.”
“Solid waste volumes were down (8.4%) year-over-year in the quarter, as certain customers sustained negative business impacts from the COVID-19 pandemic,” Casella said. “Volume declines continued to moderate throughout the quarter as various commercial customers reopened or increased services, construction projects resumed, and overall building activity increased; and overall economic activity rebounded across our mainly secondary and rural markets in the northeast. Given these sequential improvements, by September our solid waste volumes were down (4.8%) year-over-year for the month.”
“Despite these volume headwinds and roughly $1.0 million of COVID-19 specific costs during the third quarter, we increased Adjusted EBITDA by $2.8 million and improved margins in the quarter,” Casella said. “This improvement was mainly due to our continued flexing of variable costs such as labor, overtime and certain general and administrative costs; advancing pricing in excess of inflation; the roll-over impact of acquisitions completed in the last 12 months; and strong execution by our Resource Solutions team.”
“Systems enhancements over the last year have improved our ability to analyze and respond to key sales trends and operational metrics in a more responsive and intelligent manner," Casella said. “This visibility coupled with our collaborative efforts to reset customers’ service levels to their actual needs during the pandemic has allowed us to proactively scale operations to lower volumes, driving costs quickly out of the business.”
“We continue to execute well against our long-term growth strategy and year-to-date through October we have acquired nine businesses with approximately $21 million of annualized revenues,” Casella said. “Last week we completed the sale of 2.7 million shares of Class A common stock, which yielded $151.3 million of aggregate gross proceeds before deducting underwriting discounts and offering expenses. Our acquisition and development pipeline remains robust, and we believe that there is substantial opportunity to drive additional cash flow growth across our footprint with opportunistic acquisitions.”
For the quarter, revenues were $202.7 million, up $4.1 million, or up 2.1% from the same period in 2019, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions; higher resource solutions volumes; and higher recycling commodity prices; partially offset by lower solid waste volumes primarily due to the negative economic impacts of the COVID-19 pandemic.
Net income was $15.1 million for the quarter, or $0.31 per diluted common share for the quarter, up $2.7 million, or up 22.0%, as compared to net income of $12.4 million, or $0.26 per diluted common share, for the same period in 2019. The quarter included $0.2 million of expense from acquisition activities and $2.6 million of legal and other expenses associated with the Southbridge Landfill closure. The same quarter last year included $1.1 million of expense from acquisition activities; $0.6 million of legal and other costs associated with the Southbridge Landfill closure; and $3.6 million of withdrawal costs from a multiemployer pension plan.
Operating income was $20.6 million for the quarter, up $2.1 million, or up 11.6% from the same period in 2019. Adjusted EBITDA was $51.3 million for the quarter, up $2.8 million, or up 5.9% from the same period in 2019.
For the year-to-date period, revenues were $574.3 million, up $24.7 million, or up 4.5% from the same period in 2019, with revenue growth mainly driven by: positive collection and disposal pricing; the roll-over impact from acquisitions; higher resource solutions volumes; and higher recycling commodity prices and tipping fees; partially offset by lower solid waste volumes primarily due to the COVID-19 pandemic.
Net income was $28.2 million year-to-date, or $0.58 per diluted common share year-to-date, up $5.6 million, or up 24.8%, as compared to net income of $22.6 million, or $0.47 per diluted common share for the same period in 2019. Operating income was $45.1 million year-to-date, up $6.6 million, or up 17.2% from the same period in 2019. Adjusted EBITDA was $128.8 million year-to-date, up $13.3 million, or up 11.5% from the same period in 2019.
2020 Outlook
“Given our strong execution during the third quarter, combined with increased visibility of the negative volume and cost impacts of the COVID-19 pandemic, we are raising our financial guidance ranges for fiscal year 2020,” Casella said. “There are still many variables outside of our control, such as new waves of COVID-19, additional stay-at-home orders and impacts on the economy as the Federal stimulus programs run their course. However, our team has remained nimble in this rapidly changing environment and continues to flex operating costs and drive operating efficiencies to offset lower volumes or other headwinds.”
“Despite the enormous challenges presented in 2020 due to the COVID-19 pandemic, we are immensely proud to raise our Adjusted Free Cash Flow guidance range back to the same range as first established in February,” Casella said. “This is a true testament to the hard work and dedication of our team, the resiliency of our business model, and our asset positioning in the disposal capacity constrained northeast market.”
“Our guidance ranges assume a modestly declining to stable economic environment for the remainder of the year,” Casella said. "And the guidance ranges do not contemplate a severe relapse of the COVID-19 pandemic or new stay-at-home orders, which may negatively impact commercial and general economic activity in our markets through the remainder of 2020."
The Company updated guidance for fiscal year 2020 by estimating results in the following ranges (as compared to the guidance ranges reintroduced on August 3, 2020):
•Revenues between $760 million and $775 million (raised from $755 million to $770 million);
•Net income between $30 million and $34 million (raised from $23 million to $28 million);
•Adjusted EBITDA between $166 million and $170 million (raised from $158 million to $163 million);
•Net cash provided by operating activities between $132 million and $136 million (raised from $122 million to $126 million); and
•Adjusted Free Cash Flow between $60 million and $64 million (raised from $53 million to $57 million).
Adjusted EBITDA and Adjusted Free Cash Flow related to fiscal year 2020 are described in the Reconciliation of 2020 Outlook Non-GAAP Measures section of this press release. Net income and Net cash provided by operating activities are provided as the most directly comparable GAAP measures to Adjusted EBITDA and Adjusted Free Cash Flow, respectively however these forward-looking estimates for fiscal year 2020 do not contemplate any unanticipated impacts.

Presentation of Certain Non-GAAP Measures
Adjusted Diluted Earnings Per Common Share, Adjusted Net Income, Adjusted Operating Income, Adjusted EBITDA, Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio are described in the Reconciliation of Certain Non-GAAP Measures section of this document. Non-GAAP measures are not in accordance with or an alternative for generally accepted accounting principles in the United States ("GAAP") and should not be considered in isolation from or as a substitute for financial information presented in accordance with GAAP, and may be different from similar non-GAAP measures presented by other companies.
Conference call to discuss quarter
The Company will host a conference call to discuss these results on Friday, October 30, 2020 at 10:00 a.m. Eastern Time. Individuals interested in participating in the call should dial (877) 838-4153 or for international participants (720) 545-0037 at least 10 minutes before start time. The Conference ID is 246 1608 for the call and the replay.
The call will also be webcast; to listen, participants should visit the company’s website at http://ir.casella.com and follow the appropriate link to the webcast. A replay of the call will be available on the Company's website, or by calling (855) 859-2056 or (404) 537-3406 (Conference ID 246 1608).
About Casella Waste Systems, Inc.
Casella Waste Systems, Inc., headquartered in Rutland, Vermont, provides resource management expertise and services to residential, commercial, municipal and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling and organics services in the northeastern United States. For further information, investors contact Ned Coletta, Chief Financial Officer at (802) 772-2239; media contact Joseph Fusco, Vice President at (802) 772-2247; or visit the Company’s website at http://www.casella.com.
Safe Harbor Statement
Certain matters discussed in this press release, including, but not limited to, the statements regarding our intentions, beliefs or current expectations concerning, among other things, the expected and potential direct or indirect impacts of the COVID-19 pandemic on our business; our financial performance; financial condition; operations and services; prospects; growth; strategies; and guidance for fiscal year 2020, are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements can generally be identified as such by the context of the statements, including words such as “believe,” “expect,” “anticipate,” “plan,” “may,” “would,” “intend,” “estimate,” "will," “guidance” and other similar expressions, whether in the negative or affirmative. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which the Company operates and management’s beliefs and assumptions. The Company cannot guarantee that it actually will achieve the financial results, plans, intentions, expectations or guidance disclosed in the forward-looking statements made. Such forward-looking statements, and all phases of the Company's operations, involve a number of risks and uncertainties, any one or more of which could cause actual results to differ materially from those described in its forward-looking statements.
Such risks and uncertainties include or relate to, among other things, the following: it is challenging to predict the duration and severity of the COVID-19 pandemic and its negative effect on the economy, our operations and financial results; policies adopted by China and other countries will further restrict imports of recyclable materials into those countries and have a further material impact on the Company’s financial results; the capping and closure of the Southbridge Landfill and the pending litigation relating to the Southbridge Landfill, the lawsuit relating to odors at the Ontario County Landfill, and the lawsuit relating to the North Country Landfill could result in material unexpected costs; adverse weather conditions may negatively impact the Company's revenues and its operating margin; the Company may be unable to increase volumes at its landfills or improve its route profitability; the economics of recycling programs may cause municipalities to reconsider the viability of continuing these programs; the Company's need to service its indebtedness may limit its ability to invest in its business; the Company may be unable to reduce costs or increase pricing or volumes sufficiently to achieve estimated Adjusted EBITDA and other targets; landfill operations and permit status may be affected by factors outside the Company's control; the Company may be required to incur capital expenditures in excess of its estimates; the Company's insurance coverage and self-insurance reserves may be inadequate to cover all of its significant risk exposures; fluctuations in energy pricing or the commodity pricing of its recyclables may make it more difficult for the Company to predict its results of operations or meet its estimates; the Company may be unable to achieve its acquisition or development targets on favorable pricing or at all; and the Company may incur environmental charges or asset impairments in the future.
There are a number of other important risks and uncertainties that could cause the Company's actual results to differ materially from those indicated by such forward-looking statements. These additional risks and uncertainties include, without limitation, those detailed in Item 1A, “Risk Factors” in the Company's most recently filed Form 10-K and Form 10-Q and in other filings that the Company may make with the Securities and Exchange Commission in the future.
The Company undertakes no obligation to update publicly any forward-looking statements whether as a result of new information, future events or otherwise, except as required by law.
Investors:
Ned Coletta
Chief Financial Officer
(802) 772-2239
Media:
Joseph Fusco
Vice President
(802) 772-2247
http://www.casella.com

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except for per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Revenues	$202,667	$198,547	$574,344	$549,670
Operating expenses:
Cost of operations	130,406	131,273	382,386	377,707
General and administration	25,014	22,536	74,240	67,423
Depreciation and amortization	23,799	20,940	67,281	58,144
Southbridge Landfill closure charge	2,642	625	3,815	2,097
Expense from acquisition activities	173	1,097	1,533	2,237
Withdrawal costs - multiemployer pension plan	—	3,591	—	3,591
	182,034	180,062	529,255	511,199
Operating income	20,633	18,485	45,089	38,471
Other expense (income):
Interest expense, net	5,299	6,169	16,666	18,562
Other income	(157)	(248)	(606)	(960)
Other expense, net	5,142	5,921	16,060	17,602
Income before income taxes	15,491	12,564	29,029	20,869
Provision (benefit) for income taxes	374	178	840	(1,718)
Net income	$15,117	$12,386	$28,189	$22,587
Basic weighted average common shares outstanding	48,370	47,690	48,241	47,029
Basic earnings per common share	$0.31	$0.26	$0.58	$0.48
Diluted weighted average common shares outstanding	48,619	48,361	48,481	47,660
Diluted earnings per common share	$0.31	$0.26	$0.58	$0.47

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$21,127	$3,471
Accounts receivable, net of allowance for credit losses	73,604	80,205
Other current assets	21,016	19,137
Total current assets	115,747	102,813
Property, plant and equipment, net of accumulated depreciation and amortization	492,022	443,825
Operating lease right-of-use assets	101,433	108,025
Goodwill	192,379	185,819
Intangible assets, net of accumulated amortization	59,390	58,721
Restricted assets	1,619	1,586
Cost method investments	11,264	11,264
Deferred income taxes	7,390	8,577
Other non-current assets	13,011	11,552
Total assets	$994,255	$932,182
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Current maturities of debt	$8,588	$4,301
Current operating lease liabilities	8,078	9,356
Accounts payable	55,825	64,396
Other accrued liabilities	65,058	52,536
Total current liabilities	137,549	130,589
Debt, less current portion	531,129	509,021
Operating lease liabilities, less current portion	67,365	70,709
Other long-term liabilities	110,225	99,110
Total stockholders' equity	147,987	122,753
Total liabilities and stockholders' equity	$994,255	$932,182

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands)

	Nine Months Ended September 30,
	2020	2019
Cash Flows from Operating Activities:
Net income	$28,189	$22,587
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	67,281	58,144
Depletion of landfill operating lease obligations	5,711	5,580
Interest accretion on landfill and environmental remediation liabilities	5,324	5,310
Amortization of debt issuance costs	1,597	1,724
Stock-based compensation	5,345	5,218
Operating lease right-of-use assets expense	6,636	7,272
Loss (gain) on sale of property and equipment	254	(806)
Southbridge Landfill non-cash closure charge	2,077	58
Non-cash expense from acquisition activities	549	71
Withdrawal costs - multiemployer pension plan	—	3,591
Deferred income taxes	1,514	(1,267)
Changes in assets and liabilities, net of effects of acquisitions and divestitures	(12,562)	(35,987)
Net cash provided by operating activities	111,915	71,495
Cash Flows from Investing Activities:
Acquisitions, net of cash acquired	(25,379)	(73,496)
Additions to property, plant and equipment	(77,271)	(75,998)
Proceeds from sale of property and equipment	430	542
Proceeds from property insurance settlement	—	332
Net cash used in investing activities	(102,220)	(148,620)
Cash Flows from Financing Activities:
Proceeds from debt borrowings	154,400	121,500
Principal payments on debt	(145,008)	(149,774)
Payments of debt issuance costs	(1,531)	—
Proceeds from the exercise of share based awards	100	3,355
Proceeds from the public offering of Class A Common Stock	—	100,446
Proceeds from unregistered sale of Class A Common Stock	—	2,619
Net cash provided by financing activities	7,961	78,146
Net increase in cash and cash equivalents	17,656	1,021
Cash and cash equivalents, beginning of period	3,471	4,007
Cash and cash equivalents, end of period	$21,127	$5,028
Supplemental Disclosure of Cash Flow Information:
Cash interest	$15,239	$17,200
Cash income tax (refunds) payments	$(1,650)	$84
Supplemental Disclosure of Non-Cash Investing and Financing Activities:
Non-current assets obtained through long-term obligations	$16,937	$9,797

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF CERTAIN NON-GAAP MEASURES
(Unaudited)
(In thousands)
Non-GAAP Performance Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP performance measures such as Adjusted EBITDA, Adjusted Operating Income, Adjusted Net Income and Adjusted Diluted Earnings Per Common Share that provide an understanding of operational performance because it considers them important supplemental measures of the Company's performance that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's results. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses these non-GAAP performance measures to further understand its “core operating performance” and believes its “core operating performance” is helpful in understanding its ongoing performance in the ordinary course of operations. The Company believes that providing such non-GAAP performance measures to investors, in addition to corresponding income statement measures, affords investors the benefit of viewing the Company’s performance using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and its results of operations has performed. The tables below set forth such performance measures on an adjusted basis to exclude such items:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$15,117	$12,386	$28,189	$22,587
Net income as a percentage of revenues	7.5%	6.2%	4.9%	4.1%
Provision (benefit) for income taxes	374	178	840	(1,718)
Other income	(157)	(248)	(606)	(960)
Interest expense, net	5,299	6,169	16,666	18,562
Expense from acquisition activities (i)	173	1,097	1,533	2,237
Southbridge Landfill closure charge (ii)	2,642	625	3,815	2,097
Withdrawal costs - multiemployer pension plan (iii)	—	3,591	—	3,591
Depreciation and amortization	23,799	20,940	67,281	58,144
Depletion of landfill operating lease obligations	2,243	1,957	5,711	5,580
Interest accretion on landfill and environmental remediation liabilities	1,782	1,731	5,324	5,310
Adjusted EBITDA	$51,272	$48,426	$128,753	$115,430
Adjusted EBITDA as a percentage of revenues	25.3%	24.4%	22.4%	21.0%
Depreciation and amortization	(23,799)	(20,940)	(67,281)	(58,144)
Depletion of landfill operating lease obligations	(2,243)	(1,957)	(5,711)	(5,580)
Interest accretion on landfill and environmental remediation liabilities	(1,782)	(1,731)	(5,324)	(5,310)
Adjusted Operating Income	$23,448	$23,798	$50,437	$46,396
Adjusted Operating Income as a percentage of revenues	11.6%	12.0%	8.8%	8.4%

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net income	$15,117	$12,386	$28,189	$22,587
Expense from acquisition activities (i)	173	1,097	1,533	2,237
Southbridge Landfill closure charge (ii)	2,642	625	3,815	2,097
Withdrawal costs - multiemployer pension plan (iii)	—	3,591	—	3,591
Tax effect (iv)	(4)	23	(35)	(67)
Adjusted Net Income	$17,928	$17,722	$33,502	$30,445

Diluted weighted average common shares outstanding	48,619	48,361	48,481	47,660

Diluted earnings per common share	$0.31	$0.26	$0.58	$0.47
Expense from acquisition activities (i)	—	0.02	0.03	0.05
Southbridge Landfill closure charge (ii)	0.06	0.01	0.08	0.04
Withdrawal costs - multiemployer pension plan (iii)	—	0.08	—	0.08
Adjusted Diluted Earnings Per Common Share	$0.37	$0.37	$0.69	$0.64
(i)Expense from acquisition activities are primarily legal, consulting or other similar costs incurred during the period related to acquisition diligence, acquisition integration or select development projects as part of the Company’s strategic growth initiative.
(ii)Southbridge Landfill closure charge are expenses related to the unplanned early closure of the Southbridge Landfill along with associated legal activities. The Company initiated the unplanned, premature closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 due to the significant capital investment required to obtain expansion permits and for future development coupled with an uncertain regulatory environment. The unplanned closure of the Southbridge Landfill reduced the economic useful life of the assets from prior estimates by approximately ten years. The Company expects to incur certain costs through completion of the closure process.
(iii)Withdrawal costs – multiemployer pension plan consists of a charge related to withdrawal from a multiemployer pension plan.
(iv)Tax effect of the adjustments is an aggregate of the current and deferred tax impact of each adjustment, including the impact to the effective tax rate, current provision and deferred provision. The computation considers all relevant impacts of the adjustments, including available net operating loss carryforwards and the impact on the valuation allowance.
Non-GAAP Liquidity Measures
In addition to disclosing financial results prepared in accordance with GAAP, the Company also presents non-GAAP liquidity measures such as Adjusted Free Cash Flow, Bank Consolidated EBITDA, Consolidated Funded Debt, Net and Consolidated Net Leverage Ratio that provide an understanding of the Company's liquidity because it considers them important supplemental measures of its liquidity that are frequently used by securities analysts, investors and other interested parties in the evaluation of the Company's cash flow generation from its core operations that are then available to be deployed for strategic acquisitions, growth investments, development projects, unusual landfill closures, site improvement and remediation, and strengthening the Company’s balance sheet through paying down debt. The Company also believes that identifying the impact of certain items as adjustments provides more transparency and comparability across periods. Management uses non-GAAP liquidity measures to understand the Company’s cash flow provided by operating activities after certain expenditures along with its consolidated net leverage and believes that these measures demonstrate the Company’s ability to execute on its strategic initiatives. The Company believes that providing such non-GAAP liquidity measures to investors, in addition to corresponding cash flow statement measures, affords investors the benefit of viewing the Company’s liquidity using the same financial metrics that the management team uses in making many key decisions and understanding how the core business and cash flow generation has performed. The tables below, in some instances on an adjusted basis to exclude certain items, set forth such liquidity measures:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Net cash provided by operating activities	$49,422	$33,244	$111,915	$71,495
Capital expenditures	(25,701)	(29,339)	(77,271)	(75,998)
Proceeds from sale of property and equipment	230	179	430	542
Proceeds from property insurance settlement	—	332	—	332
Southbridge Landfill closure and Potsdam environmental remediation (i)	1,979	4,863	4,737	11,083
Cash outlays from acquisition activities (ii)	199	957	984	2,166
Post acquisition and development project capital expenditures (iii)	3,235	5,882	12,510	11,912
Waste USA Landfill phase VI capital expenditures (iv)	3,154	2,570	6,700	2,570
Adjusted Free Cash Flow	$32,518	$18,688	$60,005	$24,102
(i)Southbridge Landfill closure and Potsdam environmental remediation are cash outlays associated with the unplanned closure of the Southbridge Landfill and the Company's portion of costs associated with environmental remediation at the Company’s Potsdam, New York scrap yard, which are added back when calculating Adjusted Free Cash Flow due to their non-recurring nature and the significance of the related cash flows. The Company initiated the unplanned closure of the Southbridge Landfill in the fiscal year ended December 31, 2017 and expects to incur cash outlays through completion of the closure and environmental remediation process. The Potsdam site was deemed a Superfund site in 2000 and is not associated with current operations.
(ii)Cash outlays from acquisition activities are cash outlays for transaction and integration costs relating to specific acquisition transactions and include legal, environmental, valuation and consulting as well as asset, workforce and system integration costs as part of the Company’s strategic growth initiative.
(iii)Post acquisition and development project capital expenditures are (x) acquisition related capital expenditures that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision; and (y) non-routine development investments that are expected to provide long-term returns. Acquisition related capital expenditures include the following costs required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations.
(iv)Waste USA Landfill phase VI capital expenditures are capital expenditures related to Waste USA Landfill phase VI construction and development that are added back when calculating Adjusted Free Cash Flow due to the specific nature of this investment in the development of long-term infrastructure which is different from landfill construction investments in the normal course of operations. This investment at the Waste USA Landfill is unique because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years.
Following is the Consolidated Net Leverage Ratio and the reconciliations of Consolidated Funded Debt, Net from debt and Bank Consolidated EBITDA from Net cash provided by operating activities:

	Twelve Months Ended September 30, 2020	Covenant Requirement at September 30, 2020
Consolidated Net Leverage Ratio (i)	2.99	4.00
(i)Our credit agreement requires us to maintain a maximum consolidated net leverage ratio, to be measured at the end of each fiscal quarter ("Consolidated Net Leverage Ratio"). The Consolidated Net Leverage Ratio is calculated as consolidated debt, net of unencumbered cash and cash equivalents in excess of $2,000 and up to $50,000 ("Consolidated Funded Debt, Net", calculated at $529,930 as of September 30, 2020, or $549,057 of consolidated debt, less $19,127 of cash and cash equivalents in excess of $2,000 and up to $50,000 as of September 30, 2020), divided by consolidated EBITDA as defined by our credit agreement ("Bank Consolidated EBITDA"). Bank Consolidated EBITDA is based on operating results for the twelve months preceding the measurement date of September 30, 2020. A reconciliation of Bank Consolidated EBITDA from Net cash provided by operating activities is as follows:

Twelve Months Ended September 30, 2020
Net cash provided by operating activities	$157,249
Changes in assets and liabilities, net of effects of acquisitions and divestitures	5,184
Loss on sale of property and equipment	(168)
Non-cash expense from acquisition activities	(543)
Withdrawal costs - multiemployer pension plan	1,361
Southbridge Landfill non-cash closure charge	(2,093)
Operating lease right-of-use assets expense	(8,923)
Stock-based compensation	(7,350)
Interest expense, less amortization of debt issuance costs	20,956
Benefit for income taxes, net of deferred income taxes	(853)
Adjustments as allowed by the credit agreement	12,659
Bank Consolidated EBITDA	$177,479

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
RECONCILIATION OF 2020 OUTLOOK NON-GAAP MEASURES
(Unaudited)
(In thousands)

Following is a reconciliation of the Company's estimated Adjusted EBITDA (i) from estimated Net income for the fiscal year ending December 31, 2020:

(Estimated) Fiscal Year Ending December 31, 2020
Net income	$30,000 - $34,000
Provision for income taxes	1,000
Other income	(800)
Interest expense, net	23,000
Expense from acquisition activities	1,800
Southbridge Landfill closure charge	4,500
Depreciation and amortization	92,000
Depletion of landfill operating lease obligations	7,500
Interest accretion on landfill and environmental remediation liabilities	7,000
Adjusted EBITDA	$166,000 - $170,000
Following is a reconciliation of the Company's estimated Adjusted Free Cash Flow (i) from estimated Net cash provided by operating activities for the fiscal year ending December 31, 2020:

(Estimated) Fiscal Year Ending December 31, 2020
Net cash provided by operating activities	$132,000 - $136,000
Capital expenditures	(113,000)
Proceeds from sale of property and equipment	500
Southbridge Landfill closure and Potsdam environmental remediation	8,000
Cash outlays from acquisition activities	1,000
Post acquisition and development project capital expenditures	18,000
Waste USA Landfill phase VI capital expenditures	13,500
Adjusted Free Cash Flow	$60,000 - $64,000
(i)See footnotes for Non-GAAP Performance Measures and Non-GAAP Liquidity Measures included in the Reconciliation of Certain Non-GAAP Measures for further disclosure over the nature of the various adjustments to estimated Adjusted EBITDA and estimated Adjusted Free Cash Flow.

CASELLA WASTE SYSTEMS, INC. AND SUBSIDIARIES
SUPPLEMENTAL DATA TABLES
(Unaudited)
(In thousands)
Amounts of total revenues attributable to services provided for the three and nine months ended September 30, 2020 and 2019 are as follows:

	Three Months Ended September 30,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$102,270	50.5%	$98,966	49.8%
Disposal	47,600	23.5%	50,552	25.5%
Power generation	987	0.5%	808	0.4%
Processing	2,194	1.0%	2,640	1.3%
Solid waste operations	153,051	75.5%	152,966	77.0%
Organics	14,539	7.2%	14,166	7.2%
Customer solutions	22,320	11.0%	20,689	10.4%
Recycling	12,757	6.3%	10,726	5.4%
Resource solutions operations	49,616	24.5%	45,581	23.0%
Total revenues	$202,667	100.0%	$198,547	100.0%

	Nine Months Ended September 30,
	2020	% of Total Revenues	2019	% of Total Revenues
Collection	$290,837	50.6%	$274,111	49.9%
Disposal	129,971	22.6%	134,746	24.5%
Power generation	2,931	0.5%	2,655	0.5%
Processing	5,281	1.0%	5,426	1.0%
Solid waste operations	429,020	74.7%	416,938	75.9%
Organics	44,890	7.8%	42,668	7.7%
Customer solutions	64,223	11.2%	58,058	10.6%
Recycling	36,211	6.3%	32,006	5.8%
Resource solutions operations	145,324	25.3%	132,732	24.1%
Total revenues	$574,344	100.0%	$549,670	100.0%

Components of revenue growth for the three months ended September 30, 2020 compared to the three months ended September 30, 2019 are as follows:

	Amount	% of Related Business	% of Operations	% of Total Company
Solid waste operations:
Collection	$3,672	3.7%	2.4%	1.8%
Disposal	2,421	4.8%	1.6%	1.3%
Processing	—	—%	—%	—%
Solid waste price	6,093	8.5%	4.0%	3.1%
Collection	(6,340)		(4.1)%	(3.2)%
Disposal	(6,171)		(4.0)%	(3.1)%
Processing	(301)		(0.3)%	(0.2)%
Solid waste volume	(12,812)		(8.4)%	(6.5)%
Fuel surcharge and other fees	(253)		(0.1)%	(0.1)%
Commodity price and volume	36		—%	—%
Acquisitions, net divestitures	7,020		4.6%	3.5%
Closed operations	1		—%	—%
Total solid waste operations	85		0.1%	—%
Resource solutions operations:
Organics	373		0.8%	0.2%
Customer solutions	1,631		3.6%	0.9%
Recycling:
Commodity price	1,187	11.1%	2.6%	0.6%
Processing price	12	0.1%	—%	—%
Volume	521	4.9%	1.1%	0.3%
Commodity acquisition	311	2.8%	0.8%	0.1%
Recycling	2,031	18.9%	4.5%	1.0%
Total resource solutions operations	4,035		8.9%	2.1%
Total company	$4,120			2.1%

Solid waste internalization rates by region for the three and nine months ended September 30, 2020 and 2019 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Eastern region	47.3%	51.9%	47.8%	49.8%
Western region	61.4%	63.0%	61.3%	61.3%
Solid waste internalization	54.9%	57.4%	54.9%	55.3%

Components of capital expenditures (i) for the three and nine months ended September 30, 2020 and 2019 are as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
Growth capital expenditures:
Post acquisition and development project	$3,235	$5,882	$12,510	$11,912
Waste USA Landfill phase VI	3,154	2,570	6,700	2,570
Other	930	635	1,910	1,523
Growth capital expenditures	7,319	9,087	21,120	16,005
Replacement capital expenditures:
Landfill development	10,100	7,225	29,920	21,278
Vehicles, machinery, equipment and containers	6,455	11,045	20,824	33,961
Facilities	995	1,257	2,559	3,375
Other	832	725	2,848	1,379
Replacement capital expenditures	18,382	20,252	56,151	59,993
Capital expenditures	$25,701	$29,339	$77,271	$75,998

(i)The Company's capital expenditures are broadly defined as pertaining to either growth or replacement activities. Growth capital expenditures are defined as costs related to development projects, organic business growth, and the integration of newly acquired operations. Growth capital expenditures include costs related to the following: 1) post acquisition and development projects that are necessary to optimize strategic synergies associated with integrating newly acquired operations as contemplated by the discounted cash flow return analysis conducted by management as part of the acquisition investment decision as well as non-routine development investments that are expected to provide long-term returns and includes the following capital expenditures required to achieve initial operating synergies: trucks, equipment and machinery; and facilities, land, IT infrastructure or related upgrades to integrate operations; 2) Waste USA Landfill phase VI construction and development for long-term infrastructure, which is unique and different from landfill construction investments in the normal course of operations because the Company is investing in long-term infrastructure over an estimated four year period that will not yield a positive economic benefit until 2023 and extending over approximately 20 years; and 3) development of new airspace, permit expansions, and new recycling contracts, equipment added directly as a result of organic business growth and infrastructure added to increase throughput at transfer stations and recycling facilities. Replacement capital expenditures are defined as landfill cell construction costs not related to expansion airspace, costs for normal permit renewals, and replacement costs for equipment due to age or obsolescence.